                             AEGIS INVESTMENT TRUST

                   AMENDED AND RESTATED DECLARATION OF TRUST


         AEGIS Investment Trust, a Maryland real estate investment trust (the "Trust") under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.

         The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:


                                   ARTICLE I

                                   FORMATION

         The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).


                                   ARTICLE II

                                     NAME

         The name of the Trust is:  AEGIS Investment Trust

         Under circumstances in which the Board of Trustees of the Trust (the "Board of Trustees" or "Board") determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

                                   ARTICLE III

                               PURPOSES AND POWERS

         Section 3.1 PURPOSES. The purposes for which the Trust is formed are to invest in and to acquire, hold, manage, administer, control and dispose of property or interests therein, including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

         Section 3.2 POWERS. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.


                                   ARTICLE IV

                                 RESIDENT AGENT

         The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.



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                                   ARTICLE V

                               BOARD OF TRUSTEES

         Section 5.1 POWERS. Subject to any express limitations contained in this Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

         The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws;

to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

         It shall be the duty of the Board of Trustees to ensure that the Trust satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of outstanding shares of its beneficial interest, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Trustees shall take no action to disqualify the Trust as a REIT or to otherwise revoke the Trust's election to be taxed as a REIT without the affirmative vote of two-thirds of the shares entitled to vote on such matter at a meeting of the shareholders.

         Section 5.2 NUMBER AND CLASSIFICATION. The number of Trustees (hereinafter the "Trustees") initially shall be six, which number may be increased or decreased pursuant to the Bylaws of the Trust. The Trustees shall be elected at every third annual meeting of shareholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in the manner provided in the Bylaws. The election of Trustees requires a plurality of all the votes case at a meeting of shareholders of the Trust at which a quorum is present. The names and addresses of the Trustees who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualify are:

         Name                          Address


         Patrick A. Walden             2500 CityWest Boulevard,
                                       Suite 1200
                                       Houston, Texas 77042

         James E. Day                  2500 CityWest Boulevard,
                                       Suite 1200
                                       Houston, TX  77042

         Jeffrey A. Toole              5847 San Felipe,
                                       Suite 4350
                                       Houston, TX  77057

         James F. Crowley              500 Fifth Avenue, 11th FL
                                       New York, NY  10110

         Dale M. Hanson                2150 River Plaza Drive, Suite 170
                                       Sacramento, CA  95833

         Jack W. Schakett              5831 S. Albion Street
                                       Greenwood Village, CO  80121


These Trustees may increase the number of Trustees and fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise, on the Board of Trustees prior to the first annual meeting of shareholders in the manner provided in the Bylaws. Independent Trustees shall nominate replacements for vacancies among the Independent Trustees positions. In the event that, after the closing of the Initial Public Offering, a majority of the Board of Trustees are not Independent Trustees by reason of the resignation or removal of one or more Independent Trustees or otherwise, the remaining Independent Trustees (or, if there are no Independent Trustees, the remaining members of the Board of Trustees) shall promptly elect that number of Independent Trustees necessary to cause the Board of Trustees to include a majority of Independent Trustees. It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

         At any meeting of shareholders, the Trustees (other than any Trustee elected solely by holders of one or more classes or series of Preferred Shares) may be classified, with respect to the terms for which they severally hold office, into three classes, one class to hold office initially for a term expiring at the next succeeding annual meeting of shareholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of shareholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of shareholders, with the Trustees of each class to hold office until their successors are duly elected and qualify. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

         Section 5.3 RESIGNATION, REMOVAL OR DEATH. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect one or more Trustees, a Trustee may be removed at any time, only for cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than 75% of the Shares then outstanding and entitled to vote generally in the election of

Trustees.

         Section 5.4 INDEPENDENT TRUSTEES. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty
(60) days following the death, resignation, incapacity or removal from office of a Trustee prior to expiration of the Trustee's term of office), a majority of the Board of Trustees shall be comprised of persons who are not affiliated with any officers or employees of the Trust or Affiliates of (i) any subsidiary of the Trust or (ii) any partnership which is an affiliate of the Trust (each such person serving on the Board of Trustees being an "Independent Trustee"). Amendment or repeal of this provision shall require the affirmative vote of 85% of the Trustees and two-thirds of the outstanding shares entitled to vote on the matter.


                                   ARTICLE VI

                         SHARES OF BENEFICIAL INTEREST

         Section 6.1 AUTHORIZED SHARES. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares").
The Trust has authority to issue 120,000,000 shares of beneficial interest, consisting of 100,000,000 common shares of beneficial interest, $.01 par value per share ("Common Shares"), and 20,000,000 preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"). The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue. If shares of one class of beneficial interest are classified or reclassified into shares of another class of beneficial interest pursuant to Sections 6.2, 6.3 or 6.4 of this
Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph.

         Section 6.2 COMMON SHARES. Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.

         Section 6.3 PREFERRED SHARES. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Shares.

         Section 6.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

         Section 6.5 AUTHORIZATION BY BOARD OF SHARE ISSUANCE. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

         Section 6.6 DIVIDENDS AND DISTRIBUTIONS. The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to authorize and declare such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

         Section 6.7 GENERAL NATURE OF SHARES. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

         Section 6.8 FRACTIONAL SHARES. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

         Section 6.9 DECLARATION AND BYLAWS. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

         Section 6.10 DIVISIONS AND COMBINATIONS OF SHARES. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders, so long as the number of shares combined into one share in any such combination or series of combinations within any period of twelve months is not greater than _____.

                                     ARTICLE VII

                   RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

         Section 7.1 DEFINITIONS. For the purpose of this Article VII, the following terms shall have the following meanings:

         BENEFICIAL OWNERSHIP. The term "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         BUSINESS DAY. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         CHARITABLE BENEFICIARY. The term "Charitable Beneficiary" shall mean one or more beneficiaries of a Charitable

Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. No Person shall be a Charitable Beneficiary of more than one Charitable Trust at any time.

         CHARITABLE TRUST. The term "Charitable Trust" shall mean any trust provided for in Section 7.3.1. A separate Charitable Trust shall be established for each transfer pursuant to Section 7.3.1.

         CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         DECLARATION OF TRUST. The term "Declaration of Trust" shall mean this Amended and Restated Declaration of Trust as filed for record with the SDAT, and any amendments thereto.

         EQUITY SHARES. The term "Equity Shares" shall mean all classes or series of Shares, including, without limitation, Common Shares and Preferred Shares.

         INITIAL DATE. The term "Initial Date" shall mean the date upon which this Amended and Restated Declaration of Trust containing this Article VII is filed for record with the SDAT.

         MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

         NYSE.  The term "NYSE" shall mean the New York Stock Exchange.

         OWNERSHIP LIMIT. The term "Ownership Limit" shall mean (i) 9.8% of the number of outstanding Common Shares and (ii) 9.8% of the number of outstanding Preferred Shares of any class or series.

         PERSON. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of

Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

         PROHIBITED OWNER. The term "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

         REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

         RESTRICTION TERMINATION DATE.  The term "Restriction

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

Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

         SHARES-IN-TRUST. The term "Shares-in-Trust" shall mean any Equity Shares designated Shares-in-Trust pursuant to Section 7.2.1 hereof.

         SDAT. The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

         TRANSFER. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively

Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

         TRUSTEE. The term "Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

         Section 7.2  EQUITY SHARES.

              Section 7.2.1 OWNERSHIP LIMITATIONS. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

    (a)  BASIC RESTRICTIONS.

           (i) Except as provided in Section 7.27 hereof, (A) no Person may Beneficially Own or Constructively Own outstanding Equity Shares in excess of the Ownership Limit, and (B) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of that number of Equity Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess Equity Shares.

          (ii) Any Transfer that, if effective, would result in Equity Shares being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of that number of shares which would be otherwise Beneficially Owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such Equity Shares.

         (iii) Any Transfer of Equity Shares that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of that number of Equity Shares which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Shares.

          (iv) Any Transfer of Equity Shares that, if effective, would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void AB INITIO as to the Transfer of that number of Equity Shares which would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess Equity Shares.

    (b)  TRANSFER TO TRUST.

         (i) If, notwithstanding the other provisions contained in this Article, at any time after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, then, (A) except as otherwise provided in Section 7.27, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, (B) such number of Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share), shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.3 of this Article, transferred automatically and by operation of law to a Charitable Trust to be held in accordance with Section 7.3, and (C) the Prohibited Owner shall submit such number of Equity Shares to the Charitable Trust for registration in the name of the Trustee. Such transfer to a Charitable Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

          (ii) If, notwithstanding the other provisions contained in this Article, at any time after the Initial Date and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (A) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Trust being "closely held" within the meaning of
Section 856(h) of the Code, or (C) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (X) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (I) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (II) result in the Trust being "closely held" within the meaning of

Section 856(h) of the Code, or (C) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (X) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the Equity Shares with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of Equity Shares, the ownership of which by such purported transferee or record holder would (I) result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (II) result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or (III) cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code,
(Y) such number of Equity Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section
7.3 hereof, transferred automatically and by operation of law to a Charitable Trust to be held in accordance with that Section 7.3, and (z) the Prohibited Owner shall submit such number of Equity Shares to the Charitable Trust for registration in the name of the Trustee. Such transfer to a Charitable Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

         Section 7.2.2 REMEDIES FOR BREACH. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of
Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of
Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; PROVIDED, HOWEVER, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

         Section 7.2.3 NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a) or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

         Section 7.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and prior to the Restriction Termination Date:

                   (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares and other Equity Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit; and

                   (b) each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

         Section 7.2.5  REMEDIES NOT LIMITED.  Subject to Sections 5.1 and
7.4 of the Declaration of Trust, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

         Section 7.2.6 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or
Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

         Section 7.2.7  EXCEPTIONS.

             (a) The Board of Trustees, in its sole discretion, may exempt a Person from the Ownership Limit if:

                  (i) the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such Equity Shares will jeopardize the Trust's qualification as a REIT; and

                  (ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

             (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that granting such exception will not jeopardize the Trust's status as a REIT.
Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

             (c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

            Section 7.2.8 LEGEND. Each certificate for Equity Shares shall bear substantially the following legend:

         The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Trust's maintenance of its status as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust, no Person may Beneficially or Constructively Own (i) in excess of 9.8 percent of the number of outstanding Common Shares of the Trust; (ii) in excess of
         9.8 percent of the number of outstanding Preferred Shares of the Trust of any class or series; (iii) Equity Shares that would result in the Trust being "closely held" under Section 856(h) of the Code; (iv) Equity Shares that would result in Equity Shares of the Trust being owned by fewer than 100 Persons; and (v) Equity Shares that would cause the Trust to Constructively own 10% or more of the ownership interests of a tenant of its real property. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which cause or will cause a Person to Beneficially or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void AB INITIO. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares of the Trust on request and without charge.

         Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

            Section 7.3  SHARES-IN-TRUST.

            Section 7.3.1 CHARITABLE TRUST. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

            Section 7.3.2 STATUS OF SHARES HELD BY THE TRUSTEE. Equity Shares held by the Trustee shall be issued and outstanding Equity Shares of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

            Section 7.3.3 DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.
Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

            Section 7.3.4 SALE OF SHARES BY TRUSTEE. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, in the case of a Non-Transfer Event, the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

            Section 7.3.5 PURCHASE RIGHT IN SHARES TRANSFERRED TO THE TRUSTEE. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such Non-Transfer Event) and
(ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

            Section 7.3.6 DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

            Section 7.4 NYSE TRANSACTIONS. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this
Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

            Section 7.5 ENFORCEMENT. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

            Section 7.6 NON-WAIVER. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                  SHAREHOLDERS

            Section 8.1 MEETINGS. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

            Section 8.2 VOTING RIGHTS. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) termination of the Trust's REIT status under the Code as provided in Section 5.1; (b) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (c) amendment or repeal of the Independent Trustee provision in Section 5.4; (d) amendment of the Declaration of Trust as provided in Article X; (e) termination of the Trust as provided in Section 10.3; (f) merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Article XI; and (g) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

            Section 8.3 PREEMPTIVE AND APPRAISAL RIGHTS. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of Shares shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell or (b), except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his Shares in an appraisal or similar proceeding.

            Section 8.4 EXTRAORDINARY ACTIONS. Except with respect to Sections 5.1 (relating to termination of REIT status), 5.2 (relating to election of Trustees), 5.3 (relating to removal of Trustees), 5.4 (relating to Independent Trustees), 12.2 (relating to termination of the Trust), and
10.1 (relating to amendment of the Declaration of Trust), notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if taken or authorized by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

            Section 8.5 BOARD APPROVAL. The submission of any action to the shareholders for their consideration shall first be approved by the Board of Trustees.

            Section 8.6 ACTION BY SHAREHOLDERS WITHOUT A MEETING. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

                                   ARTICLE IX

                     LIABILITY LIMITATION, INDEMNIFICATION
                        AND TRANSACTIONS WITH THE TRUST

            Section 9.1 LIMITATION OF SHAREHOLDER LIABILITY. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

            Section 9.2 LIMITATION OF TRUSTEE AND OFFICER LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

            Section 9.3 INDEMNIFICATION. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee or officer of the Trust. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

            Section 9.4 TRANSACTIONS BETWEEN THE TRUST AND ITS TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                   ARTICLE X

                                   AMENDMENTS

            Section 10.1 GENERAL. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust (a) shall be signed and acknowledged by at least a majority of the Trustees, or an officer duly authorized by at least a majority of the Trustees, (b) shall be filed for record as provided in
Section 13.5 and (c) shall become effective as of the later of the time the SDAT accepts the amendment for record or the time established in the amendment, not to exceed 30 days after the amendment is accepted for record. All references to the Declaration of Trust shall include all amendments thereto.

            Section 10.2 BY TRUSTEES. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, to qualify as a real estate investment trust under the Code or under Title 8 and as otherwise provided in the Declaration of Trust.

            Section 10.3 BY SHAREHOLDERS. Any amendment to Sections 5.1, 5.2, 5.3, 10.2, 10.3, and 12.2 of the Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the shares entitled to vote on the matter. Any amendment to Section 5.4 of the Declaration of Trust shall be valid only if approved by the affirmative vote of 85% of the Trustees and two-thirds of all the outstanding shares entitled to vote on the matter.

                                   ARTICLE XI
                MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

         Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust into another entity,
(b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust Property.

                                     ARTICLE XII
                          DURATION AND TERMINATION OF TRUST

         Section 12.1 DURATION. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

         Section 12.2  TERMINATION.

            (a) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of shareholders, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

                 (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

                 (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                 (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

            (b) After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

                                     ARTICLE XIII

                                    MISCELLANEOUS

         Section 13.1 GOVERNING LAW. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

         Section 13.2 RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

         Section 13.3  SEVERABILITY.

            (a) The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

            (b) If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

         Section 13.4 CONSTRUCTION. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of

Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.

         Section 13.5 RECORDATION. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

         IN WITNESS WHEREOF, this Amended and Restated Declaration of Trust has been signed on this ______ day of ____________, 1997 by the undersigned Managing Director of the Trust and witnessed by the undersigned Secretary of the Trust, each of whom acknowledges, that this document is his free act and deed, and that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

ATTEST:                                           AEGIS INVESTMENT TRUST






                                          By:
----------------------------------            ----------------------------------
             Secretary                                Managing Director